UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2019

LIQUIDIA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38601	20-1926605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 30, 2019 (the “Separation Date”), Liquidia Technologies, Inc., a Delaware corporation (the “Company”), and Timothy Albury, the Company’s Senior Vice President and Chief Accounting Officer, entered into a Severance Agreement and General Release (the “Severance Agreement”). Pursuant to the terms of the Severance Agreement, Mr. Albury’s employment ceased on the Separation Date and Mr. Albury will receive the following “Severance Benefits” (as defined in that certain Amended and Restated Executive Employment Agreement, dated as of July 25, 2018, as amended, by and between the Company and Mr. Albury), as further described in the Severance Agreement: (i) an amount equal to Mr. Albury’s current base salary for six (6) months (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below); (ii) an amount equal to 11/12th of the bonus (equal to 35% of Mr. Albury’s base salary), if any, that Mr. Albury would have earned pursuant to the Company’s Annual Cash Bonus Plan, as amended from time to time (the “Bonus Plan), for the 2019 Performance Period (as defined in the Bonus Plan), as if Mr. Albury had been employed by the Company through the end of 2019, which amount shall be paid at the same time and in the same manner that bonus awards are paid to the Company’s other participants in the Bonus Plan; and (iii) payment of the employer portion of the premiums required to continue Mr. Albury’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Mr. Albury timely elects to continue coverage under COBRA, until the earliest of (A) the close of the Severance Period, (B) the expiration of Mr. Albury’s eligibility for the continuation coverage under COBRA, or (C) the date when Mr. Albury becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

As consideration for the Severance Benefits, Mr. Albury agreed to a customary general release and has agreed not to sue or to disparage the Company. In accordance with applicable law, Mr. Albury may revoke the Severance Agreement at any time during the seven days following his November 30, 2019 execution of the Severance Agreement (the end of such period with no revocation, the “Release Effective Date”), in which case he will not be entitled to the payments provided in the Severance Agreement.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the complete terms and conditions of the Severance Agreement included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit

10.1+	Severance Agreement and General Release, effective as of November 30, 2019, by and between Liquidia Technologies, Inc. and Timothy Albury.

+ Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 4, 2019	Liquidia Technologies, Inc.

	By:	/s/ Richard D. Katz, M.D.
		Name:	Richard D. Katz, M.D.
		Title:	Chief Financial Officer